UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2007
UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES
ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 99.1

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On January 10, 2007, UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“UCBH”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UCB Merger II, LLC, a Delaware limited liability company and a wholly owned subsidiary of UCBH (“Merger Sub”), CAB Holding, LLC, a Delaware limited liability company registered under the Bank Holding Company Act of 1956, as amended (the “Company”), CAB International Holding Limited, a British Virgin Islands company and the sole member of the Company (“CABI”), Dr. Paul Shi H. Huang, the sole shareholder of CABI (“Dr. Huang”) and, with respect to certain provisions of the Merger Agreement, with The Chinese American Bank, a New York state-chartered bank and a wholly owned subsidiary of the Company (the “Bank”), The China Safe Deposit Company, a New York corporation and a wholly owned subsidiary of the Bank and United Commercial Bank, a California state-chartered bank and a wholly owned subsidiary of UCBH (“UCB”).
     Under the terms of the Merger Agreement, the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). Immediately after the Merger, the Bank will be merged with and into UCB, with UCB as the surviving entity.
     Pursuant to the Merger Agreement, in exchange for all the outstanding membership interests of the Company, upon closing of the Merger, UCBH will pay up to $65.1 million in cash (the “Cash Amount”) and will issue approximately 3.7 million shares of UCBH common stock (the “UCBH Shares”) to CABI. The Cash Amount may be decreased depending on appraisal of the fair market value of certain Company real property assets. Based on UCBH’s closing stock price on the Nasdaq Global Select Market as of January 10, 2007, the UCBH Shares are valued at approximately $65.6 million, and therefore the total consideration for the Merger is valued at approximately $130.7 million.
     The Merger has been approved by the board of directors of UCBH and by CABI in its capacity as the managing member of the Company. The Merger is subject to customary closing conditions, including obtaining approvals from the Federal Reserve Bank, the FDIC, the New York State Banking Department and the California Department of Financial Institutions.
     The UCBH Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The UCBH Shares will be issued by UCBH to CABI in a transaction not involving any public offering that is accordingly exempt from Securities Act registration requirements.
     Simultaneously with execution of the Merger Agreement, UCBH, CABI and Dr. Huang entered into a registration rights, lock-up and standstill agreement (the “Rights Agreement”). This provides for certain registration rights and limitations with respect to resale of the UCBH Shares as well as certain limitations on CABI’s acquisition of other shares of UCBH common stock. Pursuant to the Merger Agreement and the Rights Agreement, UCBH will file a Securities Act registration statement with respect to CABI’s resale of the UCBH Shares.
     The Merger Agreement may be terminated if certain circumstances specified in the Merger Agreement occur prior to the consummation of the Merger, including:
The Company may terminate the Merger Agreement if the “Average Closing Price” is lower than $14.02, unless UCBH agrees to a corresponding increase in the number of UCBH Shares. For this purpose “Average Closing Price” is defined as the average daily closing price for a share of UCBH common stock for the twenty (20) consecutive trading days preceding the fifth business day prior to the closing date of the Merger.

UCBH may terminate the Merger Agreement if the Average Closing Price is higher than $21.04, unless the Company agrees to a corresponding reduction in the number of UCBH Shares.
     If either the Company or UCBH terminates the Merger Agreement upon certain conditions, such party shall pay a “break-up fee” to the other.
ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES
     The information contained in Item 1.01 of this report is incorporated by reference herein.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS
     The following exhibit is furnished with this Report:

Exhibit Number	Description

99.1	Press release of January 11, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2007	By:	/s/ Thomas S. Wu
Thomas S. Wu
Chairman, President and Chief Executive Officer